Exhibit 21

Form 10-K Item 15A (3) Exhibit 21

A. T. Cross Company

Subsidiaries, Branches and Divisions

A.T. Cross (Asia Pacific) Limited Hong Kong Branch Hong Kong Special Administrative Region of the People's Republic of China	A.T. Cross (Asia Pacific) Limited Singapore Branch Singapore
A.T. Cross (Asia Pacific) Limited Taiwan Branch Taipei, Taiwan, The Republic of China	A.T. Cross Benelux B.V. Woerden, The Netherlands
A.T. Cross Company French Branch Paris, France	A.T. Cross Deutschland GmbH Mainz, Federal Republic of Germany
A.T. Cross Limited Ballinasloe, Republic of Ireland	A.T. Cross Limited Luton, Bedfordshire, England
A.T.X. International, Inc. Lincoln, Rhode Island	Costa Del Mar Sunglasses, Inc. Ormond Beach, Florida
Cross Company of Japan, Ltd. Tokyo, Japan	Cross Retail Ventures, Inc. Boston, Massachusetts